Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
YP Corp.:

We consent to the incorporation by reference in the registration statements of YP Corp., f/k/a YP.Net, Inc., on Form S-8 (File No. 333-107721) filed as of August 7, 2003, of our report dated December 18, 2006, on the consolidated balance sheet of YP Corp. as of September 30, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2006, which report appears in YP Corp.’s Annual Report on Form 10-K.

/s/ Epstein, Weber & Conover P.L.C.

Scottsdale, Arizona
December 21, 2006